EXHIBIT 14
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                               GMX RESOURCES INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                     FOR DIRECTORS, OFFICERS, AND EMPLOYEES
                    (Adopted by the Board on April 12, 2004)

INTRODUCTION

            This Code of Business Conduct and Ethics ("Code") has been adopted by the Board of Directors of GMX RESOURCES INC. (the "Company") in order to establish the basic principles by which the Company and its employees will conduct business in an honest and ethical manner. This Code is the code of ethics applicable to the Company's principal executive, financial and accounting officers as required by Securities and Exchange Commission rules and is the code of business conduct and ethics required by the corporate governance policies of the NASDAQ National Market System. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

            This Code does not supercede or amend the Company's employment policies as in effect from time to time.

            Employees are expected to be honest and ethical in dealing with each other, with members, associates, attorney providers, suppliers and other third parties. Those who violate the standards in this Code will be subject to disciplinary action.

COMPLIANCE WITH LAWS

            It is the policy of the Company to comply with all laws wherever it does business. If a law conflicts with a policy in the Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. The Company and each of its employees must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As a Company employee, you are required to adhere to the highest standard regardless of local custom.

CONFLICTS OF INTEREST

            Conflicts of interest are prohibited as a matter of Company policy. A "conflict of interest" exists when a person's private interest interferes in any material way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:
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            o   cause the Company to engage in business transactions with
                relatives or friends or companies controlled or owned by them;

            o use nonpublic Company or other information for personal gain by you, relatives or friends (including securities transactions based on such information);

            o have more than a nominal financial interest any entity with which the Company does business or competes;

            o receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company;

            o compete, or prepare to compete, with the Company while still employed by the Company; or

            o have a financial interest or potential for gain in any transaction with the Company (other than Company approved compensation arrangements).

            Any situation, transaction or relationship that give rise to actual or potential conflict of interest must be disclosed in writing to your immediate manager and/or supervisor and for executive officers to the Board of Directors. The Company may permit conflict of interest transactions only if there is full disclosure and steps are taken to assure that the Company's interests are adequately protected.

SECURITIES  TRADING

            Officers, directors and employees are prohibited from trading in Company securities using material information not available to the public or assisting others in doing so. You are expected to comply with this policy.

CORPORATE OPPORTUNITIES

            Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

GIFTS, BRIBES AND KICKBACKS

            Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, the Company's clients and vendors. Other gifts may be given or accepted only with prior approval of management. In no event should you put the Company or yourself in a position that would be embarrassing if the gift was make public.
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            Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

            You may not pay or receive bribes or kickbacks. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

COMPETITION AND FAIR DEALING

            We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. No Company employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

RECORD KEEPING

            The Company's financial records are relied upon to produce reports to the Company's management, shareholders, creditors, governmental entities and others. All Company accounting records and reports produced from those records shall be kept and presented accurately and completely and in accordance with generally accepted accounting practices and principles in the United States. No one should rationalize or even consider misrepresenting facts or falsifying records. Mistakes should never be covered up, but should be immediately fully disclosed and corrected.

CONFIDENTIAL INFORMATION

            You may not use or reveal Company confidential or propriety information to others unless the disclosure is properly authorized or legally mandated. Additionally, you must take appropriate steps-including securing documents, limiting access to computers and electronic media, and proper disposal methods to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes any non-public information that might be harmful to the Company if disclosed.

PROTECTION AND PROPER USE OF COMPANY ASSETS

            All employees and directors should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, although authorized incidental personal use may be permitted. No employee of the Company should make or use unauthorized copies of any copyrighted, trademarked or licensed materials, including computer software, or otherwise violate the terms of the copyright laws or licensing agreements.

PUBLIC DISCLOSURES

            We must assure that all disclosures made in all periodic reports and documents filed with, or submitted to, the Securities and Exchange Commission, and other public communications and
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filings by the Company, are full, fair, accurate, timely and understandable.
This obligation applies to all employees, including all financial and operating executives, with any responsibility or the preparation of such reports, including drafting, reviewing, and signing or certifying the information contained therein. This requires operating in an environment of open communications, while not compromising proprietary and confidentiality concerns.

POLITICAL CONTRIBUTIONS

            The Company encourages its employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time, and at their own expense. In the United States, federal law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for federal offices. This includes employees' work time. Local and state law also governs political contributions and activities as they apply to their respective jurisdictions.

WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

            This Code applies to all Company employees and its Board of Directors. There shall be no waiver of any part of the Code (i) for any non-executive officer, except by approval of an appropriate executive officer and (ii) for any executive officer or director by a vote of the Board of Directors or a designated committee. Any waiver must be accompanied by appropriate controls designed to protect the Company. Any waivers for executive officers or directors will be promptly disclosed to shareholders.

REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

            Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are unable to stop suspected misconduct or discover it after it has occurred, you must report it to the appropriate level of management.

            If you are still concerned after speaking with your management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to a member of the Company's Audit Committee.

ACCOUNTABILITY

            Each of us is responsible for adherence to the standards of conduct set forth in this Code and for raising questions if we are concerned that these standards are not being met. Violations of the Code are cause for disciplinary action, which may result in disciplinary action up to and including discharge.

            Any employee who ignores or violates this Code and any employee who penalizes a subordinate for trying to follow this Code, will be subject to disciplinary action. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do, is good business, and is the surest way for the Company to succeed.
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CONCLUSION

            In the final analysis, each employee of the Company is the guardian of the Company's ethics. While there are no universal rules, when in doubt ask yourself:

            o Will my actions be ethical in every respect and fully comply with the law and with Company policies?

            o   Will my actions have the appearance of impropriety?

            o Will my actions be questioned by my supervisors, associates, clients, family and the general public?

            o Am I trying to fool anyone, including myself, as to the propriety of my actions?

            If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with your supervisor. If you are still uncomfortable, please follow the steps outlined above in the section on "Reporting any Illegal or Unethical Behavior".